EXHIBIT 99.1

RISK  FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this Form 10-QSB and any other filings we may make with the United States Securities and Exchange Commission in the future before investing in our common stock. If any of the following risks occur, or if others occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

IF WE ARE NOT SUCCESSFUL IN INCREASING SALES OF OUR SCREWDRIVER PRODUCTS TO THE RETAIL MARKET, THEN WE MAY NOT EARN SUFFICIENT REVENUES TO COVER THE COST OF OUR EXPANSION AND OUR BUSINESS AND FINANCIAL CONDITION MAY BE HARMED.

Currently, we earn approximately 80% of our revenues from sales of our screwdriver products to the industrial and commercial tools market. We are planning significant growth in the sales of our screwdriver products and the number of screwdriver products we offer for sale. Our planned business expansion contemplates increasing sales of our screwdriver products to the retail tools market as we estimate that the retail tools market is approximately ten times the size of the industrial and commercial tools market. This planned growth will require us to hire additional personnel, increase our production capacity, and generally expand our business operations. This expansion will result in our operating costs increasing. If we are not successful in increasing our sales to the retail tool market in an amount that exceeds our increased operating costs, then our business will be harmed. In addition, continued growth could strain our management, production, engineering, financial and other resources. Any failure to manage this expansion could have a materially adverse effect on our business financial condition and results of operations, such as an increase in expenses or a decrease in profit margins and net income.

IF  WE  LOSE  ANY  OF  OUR  LARGE  CUSTOMERS,  OUR  REVENUES COULD SUBSTANTIALLY
DECREASE.

Most of our sales of screwdriver products are derived from a small number of customers. Sales to Cully Enterprises, our largest customer, accounted for 16.3% of our net revenues in 2000, 18.3% of our net revenues in 1999 and 23.0% of our net revenues in 1998. A significant decrease in sales to, or the loss of, any of our major customers would have a material adverse effect on our business prospects, operating results and financial condition, such as a substantial decline in revenues.

IF WE FAIL TO DEVELOP NEW DISTRIBUTION CHANNELS, THEN OUR REVENUE GROWTH MAY BE DIMINISHED AND OUR BUSINESS AND FINANCIAL CONDITION MAY BE HARMED.

We cannot ensure that we will be able to develop new distribution channels that will be required to penetrate the retail market or that this growth strategy will be implemented successfully. Our growth depends on our ability to develop new distribution channels in order to sell our product in the retail market.
The challenges that we face in developing new distribution channels will include:

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-     Establishing  retail  consumer  recognition  of  our  products;

- Establishing new distribution arrangements with experienced distributors in the retail market;

-     Managing  existing  relationships  with  our  current  distributors;

- Displacing relationships that potential new distributors have with current product vendors.

Our failure to develop new distribution channels and our inability to penetrate the retail market and generate future revenues will have a material adverse effect on our business prospects, operating results and financial condition.

IF WE LOSE OUR PRESIDENT, MR. NEIL MORGAN, OUR ABILITY TO MANAGE OUR BUSINESS COULD BE ADVERSELY IMPACTED AND OUR BUSINESS AND FINANCIAL CONDITION MAY BE HARMED.

Our performance and future success depends to a significant extent on our senior management and technical personnel; in particular the experience and continued efforts of Mr. Neil Morgan, the Company's founder, President and Chief Executive Officer. The loss of Mr. Morgan could have a material adverse effect on our business prospects. To reduce our risk from this potential loss of Mr. Morgan, we maintain key-man type life insurance for him in the amount of CDN$1,500,000. We presently do not have an employment agreement with Mr. Morgan.

AS WE DO NOT HAVE ANY LONG TERM AGREEMENTS WITH OUR MANUFACTURERS, OUR BUSINESS MAY BE INTERRUPTED AND REVENUES LOST IN THE EVENT THAT WE ARE NOT ABLE TO USE OUR CURRENT MANUFACTURERS TO MANUFACTURE OUR SCREWDRIVER PRODUCTS.

We do not manufacture the components used to make our screwdriver products. We rely on outside manufacturers for the manufacture of each component of our screwdriver products and the assembly of our screwdriver products. We do not have long term manufacturing agreements with any of our manufacturers. In addition, our license agreement with Winsire Enterprises Corporation requires that we use one of two designated manufacturers for the manufacture of the patented cartridge designs. If we are not able to maintain our relationships with our current manufacturers, or if our current manufacturers increase their cost of manufacturing the components comprising our screwdriver products, then our business prospects, operating results and financial condition may be harmed as a result of any increased costs or business disruption which we incur as a result of establishing new manufacturing relationships.

OUR INABILITY TO OBTAIN ACCEPTANCE OF OUR NEW PRODUCTS IN THE MARKETPLACE COULD ADVERSELY AFFECT OUR ABILITY TO GENERATE NEW REVENUES AND NEW CUSTOMERS.

We are in the process of developing new products that are variations of our current line of screwdriver products. These new products include our "Multi Q-C" quick connect

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screwdriver  and our "Power2Bits" double ended screwdriver
bits. Our future success will depend in part on our continuous and timely development and introduction of these new products into the market. We can provide no assurance that our distributors will accept our new products or that they will obtain market acceptance by the ultimate purchasers. Acceptance of our new products will depend on:

-     products  introduced  by  our  competitors;
-     the  success  of  our  marketing  efforts;
-     our  success  in  establishing  distributors  for  our  new  products; and
-     the  functionality,  quality  and  pricing  of  our  new  products.

If we are not successful in achieving market acceptance of our new products, then our business prospects, financial condition and operating results will be harmed as a result of the increased costs we will incur in developing these products and our inability to generate increased revenues from their sale.

WE FACE COMPETITION IN THE SCREWDRIVER PRODUCT MARKET THAT COULD ADVERSELY AFFECT OUR SALES.

The screwdriver product market in which we compete is a mature and highly competitive market. Our competition includes many companies that have significantly greater financial, technical, manufacturing, sales and marketing resources than we do. These competitors offer products that are similar to our screwdriver products, or are different products with similar functionalities. We have designed our screwdriver products to offer functionality, ease of use and performance that exceeds the functionality, ease of use and performance of products offered by our competitors. However, we can provide investors with no assurance that we will be able to compete with our competitors, particularly in view of the fact that many of our competitors own well-known brands, enjoy a large end-user base, have established distribution relationships and long-standing customer relationships. Our failure to compete successfully against our current or future competitors would have a material adverse effect on our business, operating results and financial condition, including loss of customers, decline in revenues and loss of market share.

IF WE ARE UNABLE TO OBTAIN RAW MATERIALS OR COMPONENTS OF OUR PRODUCTS AT OUR CURRENT PRICES, THEN OUR MANUFACTURING CAPABILITY AND RESULTS OF OPERATION WILL BE ADVERSELY AFFECTED.

We purchase raw materials and key components of our screwdriver products from third party vendors. Although there are alternative sources for many of the raw materials and components, we could experience manufacturing and shipping delays if it became necessary to replace current suppliers or manufacturers. In addition, the prices of raw materials supplied by certain vendors are subject to a number of factors including general economic conditions, competition, labor costs and general supply levels. Our inability to obtain reliable and timely supplies of raw materials and components on a cost-effective basis, or an unanticipated change in suppliers or manufacturers could have a material adverse effect on our ability to manufacture our screwdriver products and our revenues and profitability.

IF THE PATENT PROTECTION OF OUR SCREWDRIVER DESIGN IS LOST, OUR BUSINESS AND FINANCIAL CONDITION MAY BE HARMED.

Our ability to generate revenues and to maintain our competitive position depends in part on the ability of Winsire Enterprises Corporation to maintain patent protection for the cartridge design of our screwdriver products. These patents expire in the Year 2012 in the United States and in the Year 2012 in Canada. We can provide no assurance to investors that the patent we licensed will not be challenged, invalidated, or circumvented by other manufacturers in the future.

IF WE ARE FOUND LIABLE IN A PRODUCT LIABILITY LAWSUIT ARISING FROM THE USE OF OUR SCREWDRIVER PRODUCTS, OUR BUSINESS AND FINANCIAL CONDITION MAY BE HARMED.

We face potential risk of product liability claims because our screwdriver products are used in activities where injury may occur, including in the building and construction industries. Although we do have product liability insurance coverage, we cannot be certain that this insurance will adequately cover all product liability claims or that we will be able to maintain this insurance at a reasonable cost and on reasonable terms. If we are found liable for damages with respect to a product liability claim and our insurance coverage is inadequate to satisfy the claim, then our business, operating results and financial condition could be materially and adversely affected.

IF WE ISSUE ADDITIONAL SHARES OF OUR COMMON STOCK IN ORDER TO RAISE ADDITIONAL CAPITAL, SHAREHOLDER'S INTERESTS IN THE COMPANY WILL BE DILUTED.

We anticipate that we will be required to raise additional equity and debt capital in order to continue our current level of operations and to expand our business operations. We have no additional equity or debt financing currently in place. Financings may not be available to us when needed for our expansion or, if available, may be on unfavorable terms. We anticipate that any additional equity financing will result in dilution to existing shareholders. If we are unable to obtain additional financing, then we anticipate that we will not be able to complete our business expansion as projected. This inability to expand will most likely have a material adverse effect on our business, operating results and financial condition.

BECAUSE THERE IS NO MARKET FOR OUR COMMON STOCK, OUR STOCK WILL BE DIFFICULT TO SELL, AND IF A MARKET FOR OUR COMMON STOCK DEVELOPS, THEN OUR STOCK PRICE MAY BE VOLATILE.

Our common stock is eligible on the NASD over the counter bulletin board. There is a limited market for our common stock. If a market develops, we anticipate that the market price of our common stock will be subject to wide fluctuations in response to several factors, including:

1.     actual  or  anticipated  variations  in  our  results  of  operations;
2.     our  ability  or  inability  to  generate  new  revenues;
3.     increased  competition;  and
4. conditions and trends in the general economy and the industrial tools markets.

Companies traded on the bulletin board have traditionally experienced extreme price and volume fluctuations. We can provide no assurance that a public market for our

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common  stock will develop on the over the counter bulletin board.  If our common stock is traded on the bulletin board, our stock price may be adversely impacted by factors that are unrelated or disproportionate to our operating performance.

BECAUSE A PORTION OF OUR OPERATING EXPENSES AND REVENUES ARE IN CANADIAN DOLLARS, OUR FINANCIAL RESULTS AND OPERATING CONDITION MAY BE IMPACTED BY CURRENCY FLUCTUATIONS IN THE CANADIAN DOLLAR IN COMPARISON TO THE U.S. DOLLAR.

Our reporting currency is the U.S. dollar. Approximately 82% of our operating expenses are incurred in Canadian dollars, as our principal executive office is located in Surrey, British Columbia, Canada. In addition, approximately 35% of our revenues are earned from sales of our screwdriver products in Canada in Canadian dollars. Accordingly, our financial results and operating condition will be affected by currency fluctuations in the Canadian dollar in comparison to the U.S. dollars.